Exhibit 99.5

Certain confidential information contained in this document has been omitted because Metalpha Technology Holding Limited has determined it is not material and would be competitively harmful if publicly disclosed. [**] indicates that information has been omitted.

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made as of 11/30/2023, by and between Folius Digital Opportunities Master Fund Ltd., a company with limited liability incorporated under the laws of the Cayman Islands (“Purchaser”), and NI MING (“Seller”), of FLAT C,17/F, BLK T3, THE HARBOURSIDE, 1 AUSTIN RD W,TSIM SHA TSUI, HONG KONG (each, a “Party” and collectively, the “Parties”).

Whereas, Seller owns certain ordinary shares of Metalpha Technology Holding Limited (the “Company”), with par value US$0.0001 per share (the “Ordinary Shares”); and

Whereas, Purchaser desires to acquire certain Ordinary Shares owned by Seller, and Seller desires to sell certain Ordinary Shares to Purchaser, all upon the terms and subject to the conditions set forth in this Agreement.

Now, Therefore, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

PURCHASE AND SALE OF THE SALE SHARES

Section 1.1 Purchase of the Sale Shares. Subject to and upon the terms and conditions of this Agreement, at the Closing (as defined below), Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Sale Shares (as defined below) (the “Share Purchase”).

Section 1.2 Purchase Price for Sale Shares.

(a) The purchase price per Ordinary Share for the Sale Shares (the “Per Share Purchase Price”) shall be US$1.50, and the aggregate purchase price for the Sale Shares (the “Purchase Price”) shall be equal to the number of Sale Shares (as defined below) multiplied by the Per Share Purchase Price.

(b) The Purchase Price shall be payable at the Closing to Seller by wire transfer in immediately available funds to the account designated by Seller in writing prior to the Closing.

Section 1.3 Sale Shares And Number of Sale Shares. At the Closing, the Seller shall deliver six hundred thousand (600,000) Ordinary Shares to Purchaser (collectively, the “Sale Shares”).

Section 1.4 Closing. The closing of the purchase and sale of the Sale Shares (the “Closing”) shall take place remotely via the electronic exchange of closing documents and signatures as soon as practicable after the date of this Agreement (the “Closing Date”). At the Closing,

i)	Purchaser shall pay, or cause to be paid, to Seller the Purchase Price to the account designated in writing by Seller on or prior to the Closing Date by wire transfer in immediately available funds;

ii)	Seller shall deliver to the Company’s transfer agent a transfer instruction form duly executed by Seller as current owner of the Sale Shares in favour of Purchaser and provide an electronic copy of such transfer instruction form to Purchaser; and

iii)	Seller shall instruct the transfer agent of the Company to update the shareholders list of the Company and provide Purchaser an electronic version of such updated shareholder list, reflecting Purchaser’s ownership of the Sale Shares.

ARTICLE II.
Covenants

Section 2.1 Reasonable efforts. Each Party shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby and thereby.

ARTICLE III.
Representations And Warranties

Section 3.1 Seller Representations And Warranties. Seller hereby represents and warrants to Purchaser as follows:

(a)	Seller. Seller has full capacity to execute, deliver and perform this Agreement.

(b) Authorization; Enforceability; No Conflicts. This Agreement constitutes the legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditor rights generally and except as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement by Seller will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under or result in a conflict with, (i) any applicable Law by which Seller or any of Seller’s assets is bound or (ii) any agreement to which Seller is a party or by which it or any of Seller’s assets is bound, other than (in the case of each of the foregoing subclauses (i) and (ii)) any such violation, breach or default that would not materially affect its ability to execute, deliver or perform its obligations under this Agreement, and would not otherwise materially burden or delay the consummation of the transactions contemplated hereby.

(c) The Sale Shares. Seller legally and beneficially owns all of the Sale Shares free and clear of all Liens, except for restrictions of general applicability imposed by federal, state and foreign securities laws. The Sale Shares are not subject to any voting trust or other agreement relating to the voting thereof. Upon consummation of the transactions contemplated hereby, Purchaser will acquire good title to the Sale Shares, free and clear of any Liens created by or on behalf of Seller except for restrictions of general applicability imposed by federal, state and foreign securities laws and except for any Liens occurring as a result of the purchase of the Sale Shares by Purchaser.

(d) Information. Purchaser acknowledges that Seller is entering into this Agreement with Purchaser in reliance on Purchaser’s understanding, acknowledgment and agreement that Seller is privy to material non-public information regarding Company (collectively, the “Non-Public Information”), which Non-Public Information may be material to a reasonable investor, such as Purchaser, when making investment disposition decisions, including the decision to enter into this Agreement, and Purchaser’s decision to enter into this Agreement is being made with full recognition and acknowledgment that Seller is privy to the Non-Public Information, irrespective of whether such Non-Public Information has been provided to Purchaser. Seller shall have no liability to Purchaser, and Purchaser hereby to the extent permitted by law waives and releases any claims it may have against Seller, in each case solely to the extent relating to Seller’s nondisclosure to Purchaser of Non-Public Information.

(e) Consents and Approvals. Seller has obtained any required consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any party to an agreement or any other third party in connection with its execution, delivery and performance and the consummation of the transactions contemplated by this Agreement.

Section 3.2 Purchaser Representations And Warranties. Purchaser hereby represents and warrants to Seller as follows:

(a) Purchaser. Purchaser is an exempted company with limited liability duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all necessary corporate power and authority to execute, deliver and perform this Agreement.

(b) Authorization. Authorization; Enforceability; No Conflicts. The execution, delivery and performance of this Agreement by Purchaser have been duly and validly authorized by Purchaser and by all other necessary corporate action on the part of Purchaser. This Agreement constitutes the legally valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditor rights generally and except as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement by Purchaser will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under or result in a conflict with, (i) the constitutional documents of Purchaser, (ii) any applicable Law by which Purchaser or any of its assets is bound or (iii) any agreement to which Purchaser is a party or by which it or any of its assets is bound, other than (in the case of each of the foregoing subclauses (i) and (ii)) any such violation, breach or default that would not materially affect its ability to execute, deliver or perform its obligations under this Agreement, and would not otherwise materially burden or delay the consummation of the transactions contemplated hereby.

(c) Consents and Approvals. Purchaser has obtained or made or will obtain or make by the Closing Date all required consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any party to an agreement or any other third party in connection with its execution, delivery and performance and the consummation of the transactions contemplated by this Agreement, other than such consents, approvals, orders or authorizations, or registrations, qualifications, designations, declarations or filings, the absence of which would not materially affect its ability to execute, deliver or perform its obligations under this Agreement, and would not otherwise materially burden or delay the consummation of the transactions contemplated hereby.

ARTICLE IV.
Conditions

Section 4.1 Conditions Precedent To Purchaser’s Obligations. The obligations of Purchaser to be performed on the Closing Date shall be subject to the satisfaction or waiver prior to or at the Closing of each of the following conditions:

(a) The representations and warranties set forth in Section 3.1 hereof shall be true and correct as of the Closing Date.

(b) Seller shall have performed and complied with all agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) All consents, authorizations, orders and approvals of, filings or registrations with and the expiration of all waiting or notice periods imposed by, any third Person, including, without limitation, the Company or any Governmental Authority, which are required for or in connection with the execution and delivery of this Agreement by Seller and the consummation by Seller of the Share Purchase contemplated hereby shall have been obtained, waived or made, in form and substance reasonably satisfactory to Purchaser, and shall be in full force and effect.

(d) No action shall have been taken or threatened, and no Law shall exist or have been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority that would (i) make the consummation of the transactions contemplated hereby illegal or substantially delay the consummation of any material aspect of the transaction contemplated hereby, or (ii) render Seller unable to consummate the transaction contemplated hereby.

Section 4.2 Conditions Precedent To Seller’s Obligations. The obligations of Seller to be performed on the Closing Date shall be subject to the satisfaction or waiver prior to or at the Closing of each of the following conditions:

(a) Purchaser shall have delivered to Seller the Purchase Price for the Sale Shares to be sold by Seller by wire transfer in immediately available funds pursuant to Section 1.2.

(b) The representations and warranties set forth in Section 3.2 hereof shall be true and correct as of the Closing Date.

(c) Purchaser shall have performed and complied with all agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

(d) All consents, authorizations, orders and approvals of, filings or registrations with and the expiration of all waiting or notice periods imposed by, any third Person, including, without limitation, the Company or any Governmental Authority, which are required for or in connection with the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby shall have been obtained, waived or made, in form and substance reasonably satisfactory to Seller, and shall be in full force and effect.

(e) No action shall have been taken or threatened, and no Law shall exist or have been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority that would (i) make the consummation of the transactions contemplated hereby illegal or substantially delay the consummation of any material aspect of the transaction contemplated hereby, or (ii) render Purchaser unable to consummate the transaction contemplated hereby.

Section 4.4 Conditions Subsequent. Each of the Parties undertakes to execute, file and register all such additional documents, instruments, agreements, certificates and assurances and do all such other acts and things necessary to effect the sale, transfer and delivery of the Sale Shares.

ARTICLE V.
Indemnification

Section 5.1 Indemnification.

(a) From and after the Closing, each of the Parties (an “Indemnifying Party”) shall indemnify the other Party, as well as such Party’s shareholders, partners, members, officers, directors, employees, agents, assigns and other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (each an “Indemnified Party”) against any and all Loss suffered, incurred or sustained by any Indemnified Party or to which such Indemnified Party becomes subject, directly or indirectly, as a result of or in connection with any (a) breach or inaccuracy of any of the representations and warranties made by the Indemnifying Party under this Agreement or any other certificate or document delivered by the Indemnifying Party under this Agreement; or (b) breach by the Indemnifying Party of its covenants, agreements, undertakings or obligations under this Agreement.

(b) Notwithstanding anything contrary contained in this Agreement, no amounts of indemnity shall be payable by any Indemnifying Party as a result of any Loss arising under paragraph (a) of this Section 5.1: (i) to the extent it directly arises from or was directly caused by the actions of the Indemnified Party or its affiliates; or (ii) to the extent an Indemnified Party has been fully compensated for the Loss.

(c) Any Indemnified Party seeking indemnification with respect to any Loss pursuant to this Section 5.1 shall give written notice with reasonable promptness to the Indemnifying Party; provided, however, that no failure or delay in delivering such written notice shall relieve the Indemnifying Party of their obligations to indemnify such Loss, unless and to the extent the rights or defenses of the Indemnifying Party with respect thereto are materially prejudiced by reason of such delay or failure.

Section 5.2 Definition Of Loss. For purposes of this Article V, “Loss” shall mean all damages, awards, judgments, assessments, fines, penalties, charges, costs and expenses and other payments (excluding punitive and consequential damages), all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all reasonable and documented attorneys’, accountants’, investment bankers’, and expert witness’ fees incurred in connection therewith and, subject to this Section 5.2, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration; provided, however, that any compromise or settlement shall not be entered into without the consent of the Indemnifying Party.

Section 5.3 Maximum Amount Payable. The maximum amount of Losses for which Purchaser shall be liable, or for which Seller shall be liable, in any claim under this Agreement individually or in the aggregate, shall not exceed the Purchase Price payable to Seller.

ARTICLE VI.
Miscellaneous

Section 6.1 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given,

If to Seller, to:

Ni Ming

[**]

Email: [**]

If to Purchaser, to:

Folius Digital Opportunities Master Fund Ltd.
Harneys Fiduciary (Cayman) Limited
4th Floor, Harbour Place
103 South Church Street
P.O. Box 10240
Grand Cayman KY1-1002
Attention: [**]

Email: [**]

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: [**]

Email: [**]

A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 6.1 by giving the other Party written notice of the new address in the manner set forth above.

Section 6.2 Waivers And Amendments; Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived only by a written instrument signed by the Parties or in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof except as expressly provided herein. No waiver on the part of any Party of any right, power or privilege nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at Law or in equity. Notwithstanding anything else herein to the contrary, other than with respect to equitable remedies, such as specific performance, injunction and as permitted herein, with respect to Purchaser, following the Closing, the indemnity provisions of Article V of this Agreement shall constitute the sole and exclusive legal remedy of any Indemnified Party for any breach or nonperformance of any of the representations, warranties, covenants or agreements made by Seller in or pursuant to this Agreement, whether in contract, tort or otherwise.

Section 6.3 Governing Law; Arbitration. This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflicts of Law thereunder. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

Section 6.4 Binding Effect; No Assignment; No Third Party Beneficiaries. Except as expressly provided herein, neither this Agreement, nor any right hereunder, may be assigned by any Party without the written consent of the other Parties. Any assignment or attempted assignment in violation of the foregoing shall be void. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6.5 Entire Agreement. This Agreement (including the Exhibits attached hereto) contains all of the agreements among the Parties with respect to the transaction contemplated hereby and supersede all prior agreements and understandings, whether written or oral, between the Parties with respect thereto.

Section 6.6 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by at least one Party, but together signed by both of the Parties.

Section 6.7 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 6.8 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 6.9 Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 6.10 Survival. All representations, warranties, covenants and agreements of the Parties shall survive the consummation of the transactions contemplated by this Agreement for a period of two years following the Closing.

Section 6.11 Termination. This Agreement shall terminate in its entirety and be of no further force or effect (including, for the avoidance of doubt, any representations, warranties, covenants and agreements of the Parties) with the exception of the provisions set forth in Sections Section 6.1 and 6.3 upon the occurrence of any of the following:

(a)	the Share Purchase has not occurred on or before December 5, 2023; or

(b)	the conditions to each Party’s obligation to close have not been satisfied or waived on or prior to December 5, 2023.

provided, however, that no such termination shall relieve any Party of liability for its breach of this Agreement due to fraud.

Section 6.12 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Affiliate” or “affiliates”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities or by contract or otherwise.

(b) “Beneficially own” and “beneficial ownership” have the meanings given to these terms in Rule 13d-3 of the Rules and Regulations of the SEC under the Exchange Act, as in effect on the date hereof.

(c) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(d) “Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

(e) “Law” means any constitutional provision, statute, ordinance or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

(f) “Lien” or “Liens” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest, right of first option or refusal, right of preemption, third-party right or interests, put or call right, claim or restriction of any kind or nature whatsoever.

(g) “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

(h) “SEC” means the United States Securities and Exchange Commission.

[Signature Page Follows]

In Witness Whereof, the parties hereto have caused this SHARE PURCHASE AGREEMENT to be duly executed on the date first above written.

SELLER

Ming Ni

/s/ Ming Ni

[Signature Page to Share Purchase Agreement]

In Witness Whereof, the parties hereto have caused this SHARE PURCHASE AGREEMENT to be duly executed on the date first above written.

PURCHASER

FOLIUS DIGITAL OPPORTUNITIES MASTER FUND LTD.

By:	/s/ Chau Kam
Name:	Chau Kam
Title:	Director

[Signature Page to Share Purchase Agreement]